Exhibit 4.6

EMPLOYEE STOCK PURCHASE PLAN

OF

MICROCELL TELECOMMUNICATIONS INC.

May 1, 2003

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION		1
	1.1	Definitions	1
	1.2	Headings and References	2
	1.3	Extended Meanings	2
	1.4	Currency	2
	1.5	Governing Law	2
	1.6	Schedules	2
2.	ESTABLISHMENT OF THIS PLAN		3
	2.1	Establishment	3
	2.2	Purpose	3
	2.3	No Employment Rights	3
3.	PARTICIPATION		3
	3.1	Election to Participate	4
	3.2	Participant’s Contribution	4
	3.3	Modification of Contribution	4
	3.4	Discontinuance of Contribution	4
4.	CORPORATION’S CONTRIBUTIONS		5
	4.1	Level of Contribution	5
	4.2	Option of the Corporation	5
	4.3	Issue Price	6
5.	LIMITATIONS		6
	5.1	Maximum Number	6
	5.2	Fractional Shares	6
	5.3	Individual Limit	6
	5.4	Collective Limit	6
6.	PURCHASE OF SHARES		6
	6.1	Purchase Price	6
	6.2	Purchase of Shares	6
	6.3	Brokerage Fees	7
	6.4	Accounts and Statements	7
	6.5	Participant’s Rights in Shares Held by the Administrative Agent	7
7.	SALE OF SHARES OR WITHDRAWAL		7
	7.1	Election to Dispose	7
	7.2	Sale of Shares	7
	7.3	Withdrawals	8
	7.4	Brokerage Fees	8
	7.5	Fractional Shares	8

- ii -

8.	TERMINATION		8
	8.1	Death or Retirement of Participant	8
	8.2	Leave of Absence	9
	8.3	Loss of Eligibility	9
9.	GENERAL		9
	9.1	Rights not Transferable	9
	9.2	Administration	10
	9.3	No Liability	10
	9.4	Designation of Subsidiary	10
	9.5	Incapacity	10
	9.6	Amendment and Termination	10
	9.7	Approvals	11
	9.8	Income Taxes	11
	9.9	Offer for Shares	11
	9.10	Notice	11

1.	DEFINITIONS AND INTERPRETATION

	1.1	Definitions

In this Plan, the following terms have the following respective meanings:

(a)	Administrative Agent means a person appointed by the Board with a view of assisting in the administration and record keeping required to be performed under this Plan.

(b)	Amendment to the Participation Agreement means the amendment to the Participation Agreement in the form annexed as Schedule C.

(c)	Board means the board of directors of the Corporation or the Human Resources Committee or any other committee designated by the board of directors to administer this Plan.

(d)	Calculation Date means for each Year, June 30 of the following year.

(e)	Canadian means a Canadian within the meaning ascribed to such term in the Telecommunications Act (Canada) S.C. 1993, c. 38 and the regulations thereunder, as amended from time to time.

(f)	Class A Shares means the Class A Restricted Voting Shares in the capital of the Corporation.

(g)	Class B Shares means the Class B Non-Voting Shares in the capital of the Corporation.

(h)	Corporation means Microcell Telecommunications Inc., a corporation existing under the laws of Canada and any successor corporation.

(i)	Employee means a person in the permanent full-time or permanent part-time employ of the Corporation or a Subsidiary, including an officer of the Corporation or a Subsidiary.

(j)	Notice of Discontinuance means a notice of discontinuance of contributions to this Plan in the form annexed as Schedule D.

(k)	Notice of Disposition or Withdraw means a notice of an election to dispose of Shares in the form annexed as Schedule E.

(l)	Participant means an Employee who, pursuant to Section 3.1, has elected to participate in this Plan and is eligible.

(m)	Participation Agreement means the agreement between the Corporation and a Participant in the form annexed as Schedule A, as amended from time to time.

(n)	Participation Period means any one of the four periods of time consisting of the last fifteen days of the month of March, June, September and December of each Year.

(o)	Plan means this Employee Stock Purchase Plan, as amended from time to time including any Schedule thereto.

(p)	Residency Declaration means a declaration by Participant whether he is Canadian or non-Canadian in the form annexed as Schedule B.

(q)	Salary means the gross base annual salary actually agreed to be paid by the Corporation or a Subsidiary to the Employee.

(r)	Shares means Class A Shares or Class B Shares of the Corporation, as the case may be.

(s)	Subsidiary means a corporation that is controlled, directly or indirectly, by the Corporation and is designated as a “Subsidiary” by the Board for the purpose of this Plan.

(t)	Year means a calendar year.

1.2	Headings and References

The table of contents and the headings have been inserted in this Plan for ease of reference and shall not be used to interpret, define or limit the scope, the meaning or the intention of this Plan.

1.3	Extended Meanings

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4	Currency

Every reference to currency shall be a reference to Canadian currency.

1.5	Governing Law

This Plan shall be governed by and interpreted in accordance with the laws of the Province of Québec and the laws of Canada applicable therein, and the Corporation and each Participant irrevocably accepts the non-exclusive jurisdiction of the courts of Québec.

1.6	Schedules

The following Schedules are annexed to this Plan and form part of this Plan:

Schedule A	Participation Agreement
Schedule B	Residency Declaration
Schedule C	Amendment to the Participation Agreement
Schedule D	Notice of Discontinuance
Schedule E	Notice of Disposition or Withdraw

2.	ESTABLISHMENT OF THIS PLAN

2.1	Establishment

The Corporation hereby establishes this Plan effective May 1, 2003.

2.2	Purpose

The purpose of this Plan is to advance the interests of the Corporation by giving Employees an opportunity to participate in the ownership of the Corporation with the following objectives:

(a)	to develop Employee awareness of, and responsibility for the Corporation’s financial results;

(b)	to enhance Employee involvement and entrepreneurship; and

(c)	to encourage Employees to think and act like shareholders.

2.3	No Employment Rights

This Plan does not give any Employee, whether a Participant or not, the right to remain an employee of the Corporation or a Subsidiary or any right to, or interest in, any Shares, except as specifically provided in this Plan. Nothing in this Plan shall be deemed, interpreted or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or a Subsidiary, to extend the employment of any Employee beyond the time at which such Employee would normally be required to retire in accordance with any applicable employment agreement, or retirement plan or policy of the Corporation or a Subsidiary, then in effect.

2.4	Assumption of Obligations

The Corporation hereby assumes any and all outstanding obligations of 2861399 Canada Inc. (formerly, Microcell Telecommunications Inc.), a wholly-owned subsidiary of the Corporation, pursuant to and under the employee stock purchase plan of 2861399 Canada Inc. adopted on March 9, 2000, as amended, with such adjustments as may be necessary to give full effect to the assumption herein contemplated.

3.	PARTICIPATION

Participation in this Plan is entirely voluntary and any decision not to participate will not affect an Employee’s employment with the Corporation.

3.1	Election to Participate

An Employee must be actively at work or on maternity/parental leave of absence in order to elect to participate in this Plan and in order to make contributions to this Plan.

An Employee who elects to participate in this Plan must complete and execute a Participation Agreement and a Residency Declaration and deliver same to the Corporation during a Participation Period. When signed by the Corporation, the Participation Agreement governs the purchase of Shares by the Employee as a Participant.

Based on the Residency Declaration provided by a Participant, contributions of a Participant under this Plan shall be used to purchase Class A Shares, if Canadian, or Class B Shares, if non-Canadian.

3.2	Participant’s Contribution

Subject to Section 5, each Participant may contribute during each Year up to 10%, in whole percentages only, of his Salary for the Year to purchase Shares pursuant to this Plan.

If an Employee has not been a Participant for an entire Year, the Salary will be adjusted in proportion to the number of days during the applicable Year during which the Employee was a Participant.

A Participant’s contributions will be withheld at source by the Corporation by way of scheduled payroll deductions based on the percentage of Salary representing the Participant’s chosen level of contribution and will be remitted to the Administrative Agent for purchase of Shares pursuant to Section 6.

3.3	Modification of Contribution

During a Participation Period, a Participant may modify his level of contribution by submitting to the Corporation a Participation Agreement Amendment. When signed by the Corporation, any Participation Agreement Amendment shall thereafter govern the purchase of Shares by the Participant. A Participant’s level of contribution may not be amended more than twice during the same Year.

3.4	Discontinuance of Contribution

A Participant may, at any time, discontinue his contribution by submitting to the Corporation a Notice of Discontinuance. The Notice of Discontinuance must be received by the Corporation before the fifteenth (15th) of the month for discontinuance to be effective on the first pay period of the following month.

Not later than ninety (90) days following the effective date of discontinuance, the former Participant will receive from the Administrative Agent all accumulated contribution amounts not yet used to purchase Shares and will receive from the Corporation all of the former Participant’s contributions not yet remitted to the Administrative Agent. All such payments will be made without interest.

A Participant who discontinues his contribution under this Plan ceases to be a Participant on the effective date of the discontinuance. A former Participant cannot elect to participate again in this Plan until six months following the effective date of the discontinuance. Any such election shall be made in accordance with the provisions of Section 3.1.

4.	CORPORATION’S CONTRIBUTIONS

4.1	Level of Contribution

The Corporation shall make a contribution in Shares for the benefit of the Participant under this Plan if (i) a Participant has made a contribution under this Plan in a Year and is still an Employee on the Calculation Date and (ii) if the Shares purchased with the Participant’s contributions during the Year are still held by the Administrative Agent for the benefit of the Participant-on the Calculation Date.

If a Participant’s contribution was five percent (5%) or less of his Salary, the Corporation shall make a contribution in Shares for the benefit of the Participant equal to one-third (1/3) of the number of Shares purchased with the Participant’s contribution during the Year.

If a Participant’s contribution was more than five percent (5%) of his Salary for the Year, the number of Shares purchased with the Participant’s contribution used to calculate the Corporation’s contribution will be reduced by multiplying it by five (5) and dividing it by the number of his percentage of Salary contribution. For example, if the Participant’s contribution is based on ten percent (10%) of his Salary and if the number of Shares purchased during the Year is ninety (90), the number of Shares used to calculate the Corporation’s contribution will be:

90 x 5 ÷ 10 = 45 and the Corporation’s contribution will be 45 ÷ 3 = 15.

4.2	Option of the Corporation

The Corporation may choose to make its contribution in Shares from treasury or to deposit with the Administrative Agent sufficient funds to enable the Administrative Agent to purchase the appropriate number of Shares in the market. In the latter case, the Administrative Agent shall purchase the Shares through a broker designated by the Corporation. If the Corporation’s contributions are used to purchase Shares at difference prices, the Shares shall be credited to each Participant’s account at their average purchase price.

4.3	Issue Price

If the Shares contributed by the Corporation are issued from treasury, they will be allocated to each Participant’s account at a purchase price determined by the Board on the basis of the average closing price of the Class A Shares or the average closing price of the Class B Shares, as the case may be, on the Toronto Stock Exchange for the five trading days preceding the Calculation Date

5.	LIMITATIONS

5.1	Maximum Number

The total number of treasury Class A Shares and Class B Shares that can be issued by the Corporation in order to make its contribution pursuant to this Plan will not exceed 250,000.

5.2	Fractional Shares

No fractional treasury Shares can be issued by the Corporation and the Board may determine the manner in which any fractional Share value will be treated.

5.3	Individual Limit

An Employee cannot, under the terms of this Plan together with any other stock purchase plan or stock option plan of the Corporation, acquire more than 5% of the issued and outstanding Class A Shares and Class B Shares of the Corporation.

5.4	Collective Limit

Employees who are insiders of the Corporation cannot, under the terms of this Plan together with any other stock purchase plan or stock option plan of the Corporation, acquire more than 10% of the issued and outstanding Class A Shares and Class B Shares of the Corporation.

6.	PURCHASE OF SHARES

6.1	Purchase Price

The price paid for the purchase of Shares on the market will be equal to one hundred percent (100%) of the market price thereof at the time of purchase.

6.2	Purchase of Shares

The Administrative Agent will use the Participant’s contributions to purchase Shares on the market every month. The Administrative Agent will purchase the Shares through the stockbroker designated by the Corporation. The Shares purchased during a period will be credited to the Participant’s account within the first ten (10) calendar days following the said period at the average purchase price of all Shares purchased during such period.

6.3	Brokerage Fees

The Corporation will pay all brokerage fees at the time of purchase of the Shares under this Plan. In all other circumstances, the Participant shall be responsible for the payment of any brokerage fees.

6.4	Accounts and Statements

The Administrative Agent will maintain records indicating, for each Participant, the number of Shares purchased and the Corporation’s contributions. The Administrative Agent will furnish to the Participant periodical statements indicating thereon the number of Shares held by the Administrative Agent on his behalf, and all other relevant information at the discretion of the Corporation. Each of such statements will be deemed to have been accepted by the Participant as correct unless written notice to the contrary is received by the Administrative Agent within thirty (30) days after the mailing of such statements to the Participant.

6.5	Participant’s Rights in Shares Held by the Administrative Agent

All funds and Shares held by the Administrative Agent pursuant to this Plan are held for the benefit of each Participant. A Participant will be the beneficial owner of Shares purchased on his behalf.

The Administrative Agent will send to a Participant any dividend as well as any documentation received on his behalf.

7.	SALE OF SHARES OR WITHDRAWAL

7.1	Election to Dispose

Not more than twice a Year, a Participant may elect to have the Administrative Agent sell or withdraw all or a portion of the Shares (in whole numbers) held by the Administrative Agent on his behalf by giving to the Administrative Agent a Notice of Disposition or Withdraw.

For the purpose of this Plan, all Shares sold by the Administrative Agent or withdrawn shall be deemed to be sold or withdrawn, as the case may be, on the basis that the first Shares purchased by the Participant are the first Shares sold or withdrawn.

7.2	Sale of Shares

In the case of a sale, the Administrative Agent will sell the Shares through a stockbroker designated by the Corporation and remit the proceeds, less any applicable fees and expenses, to the Participant.

7.3	Withdrawals

In the case of a withdrawal, the Administrative Agent will remit to the Participant a certificate representing the Shares requested to be withdrawn.

7.4	Brokerage Fees

The Participant shall pay all brokerage fees at the time of sale of Shares under this Plan.

7.5	Fractional Shares

In the case of a sale or withdrawal of all of the Shares of an Employee as a result of the Employee ceasing to be a Participant, any fractions of Shares held by the Administrative Agent on his behalf will be paid in cash.

8.	TERMINATION

8.1	Death or Retirement of Participant

If a Participant dies or ceases to be an Employee by reason of mandatory retirement:

(a)	the Participant will immediately cease to be a Participant and payroll deductions will stop immediately;

(b)	the Participant or his beneficiaries shall be entitled to receive from the Corporation all accumulated amounts not yet remitted to the Administrative Agent without interest;

(c)	the Participant or his beneficiaries shall be entitled to receive from the Administrative Agent, all accumulated amounts not yet used to purchase Shares without interest;

(d)	the Participant or his beneficiaries shall be entitled to the Corporation’s contributions for the year preceding his death or retirement even if this event occurs before the Calculation Date;

(e)	the Participant or his beneficiaries shall be entitled to the Corporation’s contributions for the Year of his death or retirement. The calculation of the Corporation’s contribution will be adjusted in proportion to the number of days elapsed from the beginning of the Year until the day when he ceased to be a Participant. The issue price will be calculated in the manner determined in Section 4.3 but using the date when he ceased to be a Participant instead of the Calculation Date; and

(f)	the Participant or his beneficiaries will have (12) months following the date of death or retirement to request either a withdrawal or the sale of all Shares held by the Administrative Agent in the manner set forth in Section 7.

8.2	Leave of Absence

A Participant on maternity/parental leave of absence may elect to continue his contributions under this Plan during the period of leave by sending a notice to the Corporation of such decision before he leaves or within a reasonable delay afterwards.

8.3	Loss of Eligibility

If a Participant ceases to be an Employee for any reason other than the events mentioned in Section 8.1, then:

(a)	the Participant will immediately cease to be a Participant and payroll deductions will stop immediately;

(b)	the former Participant shall be entitled to receive from the Corporation all accumulated amounts not yet remitted to the Administrative Agent without interest;

(c)	the former Participant shall be entitled to receive from the Administrative Agent, all accumulated amounts not yet used to purchase Shares without interest;

(d)	the former Participant shall not be entitled to the Corporation’s contribution not yet made at the time of loss of eligibility; and

(e)	The former Participant will immediately withdraw all of his Shares in the manner set forth in Section 7.

9.	GENERAL

9.1	Rights not Transferable

The rights of a Participant under this Plan shall be transferable only by will or by the laws of intestacy and shall be exercisable, during the lifetime of the Participant, only by the Participant (or, during any period in which the Participant lacks capacity, by the Participant’s personal or legal representatives) and, upon the death of the Participant, by the Participant’s heirs, executors, administrators or legal representatives.

Except as specifically provided in the preceding paragraph, none of the rights and privileges conferred under this Plan shall be transferred, assigned, pledged, hypothecated in any way or made the subject of any security of any kind whatever (whether by operation of law or otherwise), and none of the rights and privileges conferred under this Plan shall be subject to execution, attachment or similar process. Upon any contravention to these provisions, such rights and privileges shall immediately terminate and cease to be exercisable.

9.2	Administration

This Plan shall be administered by the Board, which may prescribe rules and regulations respecting this Plan. The Board has the exclusive authority to interpret and construe this Plan and to determine all questions respecting this Plan or any rights and privileges thereby conferred. Any such interpretation, construction or determination will be final, binding and conclusive for all purposes in respect of all persons affected thereby. The Board may take such other actions as it considers necessary or desirable in respect of this Plan.

Except as otherwise provided for in this Plan or the agreement with the Administrative Agent, the Corporation shall pay all administrative costs of this Plan.

9.3	No Liability

Neither the Corporation nor the Administrative Agent shall be liable to any Participant for any loss resulting from a decline in the market value of any Shares purchased by the Administrative Agent for a Participant or contributed by the Corporation.

9.4	Designation of Subsidiary

The Board may revoke the designation of a corporation as a Subsidiary, so long as such revocation does not have retroactive effect. A Participant who is an Employee of such corporation shall be deemed to have ceased to be an Employee at the time of such revocation and the provisions of Section 8.3 will apply.

9.5	Incapacity

If a person to whom Shares are to be delivered or a payment made under this Plan is physically or mentally incapable of giving a valid receipt, delivery or payment may instead be made to a person having the legal care or custody of the person to whom delivery or payment is to be made and any such delivery or payment constitutes a complete discharge of the obligation to make such delivery or payment. Once such delivery or payment is made, no further claim may be made in respect of such delivery or payment by any person whatsoever against: (a) the Corporation, (b) the Administrative Agent, (c) any of the Corporation’s directors, officers, or agents, or (d) this Plan.

9.6	Amendment and Termination

The Board may at any time by resolution amend, suspend or terminate this Plan in any manner whatsoever, except that no such amendment, suspension or termination shall retroactively adversely affect the rights of a Participant or former Participant, without the written consent of the affected Participants.

If this Plan is terminated, all Shares and cash belonging to a Participant as shown in the Participant’s account shall be paid to the Participant.

9.7	Approvals

This Plan and any amendments hereto shall be subject to the prior receipt of all necessary or appropriate consents, if any, of any governmental or regulatory authorities or agencies. Any rights granted prior to receipt of any such approvals shall be conditional upon such approvals being given and no Shares may be issued by the Corporation until such approvals are given. Notwithstanding any other term of this Plan, the Corporation is not obliged to take any action or to refrain from taking any action if such action (or refraining therefrom) would result in a breach of any applicable law, regulation, judgement, directive, rule, consent, approval, authorisation, guideline, order or policy of any governmental or other regulatory authority (including any stock exchange on which the Shares are listed).

9.8	Income Taxes

Each Participant shall be responsible for paying all income and other taxes applicable to Share contributions made by the Corporation for his benefit and to transactions involving the Shares of the Participant.

9.9	Offer for Shares

In the event that, at any time, an offer to purchase is made to all holders of Shares, notice of such offer shall be given by the Administrative Agent to each Participant.

9.10	Notice

Any written notice or other communication which must be given or addressed under this Plan is deemed to have been validly given or received on the fifth (5th) day following the date of its mailing, at the address of the Corporation or of the Administrative Agent or of the Participant, as the case may be, mentioned hereafter or in the Participation Agreement or at any other address having been indicated, following a change of address made in accordance with this Section.

Notices can be validly given by fax, by e-mail or by physical delivery in which case, they are deemed to have been received on the date of transmission or delivery. The address for notification of the Corporation and the Administrative Agent are the following:

MICROCELL TELECOMMUNICATIONS INC. Attention: Human Resources Department
Postal address:	800 de la Gauchetière Street West Suite 4000
Montreal, Quebec, H5A 1K3

Fax number: (514) 221-2232
E-mail address: compensation.benefits@microcell.ca

COMPUTERSHARE TRUST COMPANY OF CANADA
Attention: Mr. Ken Schaffer

Postal address:	Computershare Trust Company of Canada
1500 University Street
Suite 700
Montreal, Quebec, H3A 3S8

Fax number: (514) 982-7895
E-mail address: ken.schaffer@computershare.com

SCHEDULE A

PARTICIPATION AGREEMENT

This agreement is entered into between Microcell Telecommunications Inc. (the “Corporation”) and the Employee (the “Participant”) pursuant to the Employee Stock Purchase Plan of the Corporation (the “Plan”).

The Participant elects to participate in the Plan and agrees to contribute          percent (maximum of 10%, in whole percentages only) of his Salary pursuant to the Plan.

The Participant understands that his contribution to the Plan shall be used to purchase Class A Shares if Canadian or Class B Shares if non-Canadian based on the Residency Declaration of the Participant provided by the Participant.

The Participant understands that he may change the level of his contribution only twice a year in accordance with the Plan and only by submitting to the Corporation an Amendment to the Participation Agreement.

The Participant understands that his contribution will be made by payroll deduction and will be remitted to the Administrative Agent for purchase of Shares pursuant to the Plan and hereby authorises the Corporation or the Subsidiary that employs him to make such deductions.

The Participant understands and agrees that no Shares will be issued to him until the purchase price of such Shares has been paid in full and that this agreement will terminate immediately if he ceases to be eligible. Subject to any other rights that the Participant may have pursuant to the Plan, upon termination of his participation to the Plan any cash balance remaining on account of proposed purchases of Shares that cannot be completed will be refunded to him.

This agreement is subject to the terms of the Plan. Capitalised terms used but not defined in this agreement have the meanings given to them in the Plan.

This agreement has been drawn up in the English language at the specific request of the parties hereto. Ce contrat a été rédigé dans la langue anglaise à la demande expresse des parties aux présentes.

Signed on	Acknowledged and accepted by the Corporation on

Microcell Telecommunications Inc.
Name of Employee

Address:	By:
Name:
Title:

SCHEDULE B

FORM OF RESIDENCY DECLARATION

TO:	Microcell Telecommunications Inc.

In connection with the Employee Stock Purchase Plan (the “Plan”) of Microcell Telecommunications Inc., the undersigned Participant under the Plan, being the person in whose name shares in the capital of Microcell Telecommunications Inc. (the “Shares”) are to be registered, hereby DECLARES and REPRESENTS that:

☐ the undersigned is Canadian (as defined herein), OR

☐ the undersigned is not Canadian (as defined herein).

For purposes of this residency declaration “Canadian” means:

(a)	a citizen within the meaning of subsection 2(1) of the Citizenship Act (Canada) who is ordinarily resident in Canada; or

(b)	a permanent resident within the meaning of subsection 2(1) of the Immigration Act (Canada) who is ordinarily resident in Canada, and has been ordinarily resident in Canada for not more than one year after the date on which that person first became eligible to apply for Canadian citizenship.

DATED the           day of           20   .

Name:
Address:

SCHEDULE C

AMENDMENT TO THE PARTICIPATION AGREEMENT

This amendment to the participation agreement is entered into between Microcell Telecommunications Inc. (the “Corporation”) and the Participant pursuant to the Employee Stock Purchase Plan of the Corporation (the “Plan”).

As indicated in the Participation Agreement entered into between the Participant and the Corporation, the Participant has elected to participate in this Plan and has agreed to contribute      percent of his Salary to purchase Shares of the Corporation pursuant to the Plan.

The Participant now elects to modify the level of his contribution to      percent of his Salary.

The Participant hereby authorises the Corporation or the Subsidiary that employs him to make the appropriate changes to the existing payroll deduction pursuant to the Plan.

This amendment to the participation agreement is subject to the terms of the Plan. Capitalized terms used but not defined in this amendment have the meanings given to them in the Plan.

This amendment has been drawn up in the English language at the specific request of the parties hereto. Cet amendement a été rédigé dans la langue anglaise à la demande expresse des parties aux présentes.

Signed on	Acknowledged and accepted by the Corporation on

Microcell Telecommunications Inc.
Name of Participant

Address:	By:
Name:
Title:

SCHEDULE D

NOTICE OF DISCONTINUANCE

TO: Human Resources Department of Microcell Telecommunications Inc. (the “Corporation”)

The Participant hereby notifies the Corporation that it elects to discontinue his/her contributions to the Plan.

The Participant acknowledges that this notice of discontinuance is subject to the terms of the Plan, including, without limitation, the provisions of Section 3.4 of the Plan.

Signed on

Name of Employee

SCHEDULE E

NOTICE OF DISPOSITION OR WITHDRAW

TO: Computershare Trust Company of Canada (the “Administrative Agent”)

The undersigned is a Participant pursuant to the Employee Stock Purchase Plan of the Corporation (the “Plan”).

Check box to indicate applicable request.

☐	The Participant hereby instructs the Trustee to sell Shares held by the Trustee for the benefit of the Participant and to remit the proceeds of the sale to the Participant in accordance with the provisions of the Plan.

☐	The Participant hereby instructs the Trustee to withdraw Shares held by the Trustee for the benefit of the Participant and to deliver to the Participant a share certificate evidencing said Shares in accordance with the provisions of the Plan.

Signed on

Name of Participant